Exhibit (a)(5)(i)

MCI Capital, LC Announces Extension of Offer Period
for Cash Tender Offer for Shares of Common Stock of
StarTek, Inc.

IOWA CITY, IA, December 15, 2022 – MCI Capital, LC (“MCI”), a wholly owned subsidiary of MCI, LC, announced today that it is extending the offer period for its previously announced cash tender offer to purchase up to 4,000,000 shares of common stock of StarTek, Inc. (NYSE:SRT) (“StarTek”) at a purchase price of $4.20 per share until 5:00 p.m., New York City time, on January 4, 2023. The tender offer was previously scheduled to expire at 12:00 midnight, New York City time, at the end of the day on December 20, 2022. The offer is now extended to the tenth business day after its previously scheduled expiration. To date no shares of StarTek common stock have been deposited in response to the tender offer. As previously announced, if more than 4,000,000 shares are tendered in the tender offer, then, subject to the terms and conditions of the tender offer, MCI will purchase shares from shareholders who properly tender shares on a pro rata basis based on the aggregate number of shares tendered. The tender offer is conditioned upon, among other things, a minimum of 2,000,000 shares being validly tendered and not withdrawn in accordance with its terms.

Tenders of the shares in the tender offer must be made prior to its expiration and may be withdrawn at any time prior to the expiration in accordance with the terms described in the offer documents.

Important Information About the Tender Offer

This press release does not constitute an offer to buy or solicitation of an offer to sell any shares of common stock of StarTek or any other securities. This press release is for informational purposes only. MCI has filed with the SEC a Tender Offer Statement on Schedule TO, which sets forth in detail the terms of the tender offer, and StarTek has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the offer. THE TENDER OFFER MATERIALS (INCLUDING THE OFFER TO PURCHASE, RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY STARTEK'S SHAREHOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. StarTek shareholders are able to obtain the Tender Offer Statement and other filed documents for free at the SEC’s website at www.sec.gov. StarTek shareholders may also obtain free copies of the tender offer materials by contacting the Information Agent, MacKenzie Partners, Inc., at tenderoffer@mackenziepartners.com or by phone toll free at (800) 322-2885.

About MCI: MCI, LC is a holding company for multiple operating companies that provide a diverse set of tech-enabled business process outsourcing (BPO) and customer experience (CX) technology services. MCI Capital, LC is a wholly owned subsidiary of MCI, LC.

This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. The forward-looking statements in this press release are also forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results, performance, or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements contained herein. Risks and uncertainties include, but are not limited to, those relating to the tender offer described in this press release, including that the conditions to closing the tender offer may not be satisfied or, to the extent permitted by applicable law, may be waived by MCI in its sole discretion, uncertainties as to the number of shares that will be tendered and purchased in the tender offer, and risks relating to the market price and liquidity of StarTek’s common stock. Reference is also made to the risks and uncertainties relating to the business, operations, affairs, results, and financial condition of StarTek detailed in reports filed by StarTek with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2021 (including the “Risk Factors” section thereof), which may be viewed on the SEC's website at www.sec.gov. MCI cautions that the foregoing factors are not exclusive. Readers should not place undue reliance on any forward-looking statement, which speaks only as of the date made. In addition, past performance may not be indicative of future results.